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                                   EXHIBIT 2.1

     THIS PRE-ACQUISITION AGREEMENT entered into this 17th day of May, 1999


BETWEEN:

           RAILAMERICA INC., a corporation under the laws of Delaware,
                       (hereinafter called the "Offeror")

                                       and

             RAILINK LTD., a corporation under the laws of Alberta,
                       (hereinafter called the "Company")

                                    RECITALS

WHEREAS:

         1. The board of directors of the Company wishes to encourage the Offeror to propose an acquisition transaction to the shareholders of the Company;

         2. The board of directors of each of the Offeror and the Company believe that it is in the best interests of their respective corporations and shareholders that the Offeror and the Company combine their business interests with the result that the Company shall be owned by the Offeror or the shareholders of the Offeror. This combination shall be effected through an offer by the Offeror to purchase all outstanding shares of the Company on the basis of $8.75 (cash) for each share of the Company as described in Section 1.1 and any second stage transaction as described in Section 1.5.

         3. The Offeror is willing to make an offer subject to the terms and conditions of this Agreement.

         NOW THEREFORE IN CONSIDERATION of the mutual covenants hereinafter set out, the parties hereby agree as follows:


                                    ARTICLE 1

                                    THE OFFER


1.1      THE OFFER

         Subject to the terms and conditions of this Agreement, the Offeror agrees to mail on or before May 28, 1999 to the holders of shares of the Company an offer to purchase all of the outstanding shares (including any associated rights issued pursuant to the Company's Shareholder Rights Plan Agreement, as may be amended from time to time, hereinafter called the "Rights" and together with the shares called the "Shares" and the holders of Shares are hereinafter called "Shareholders") on the basis of $8.75 for each share of the Company, subject to the terms and conditions set out in Schedule "A" to this Agreement (the "Offer"). The price per share to be paid by the Offeror shall be subject to adjustment upon the occurrence of certain events as described in Schedule "A" hereto. The Offeror further agrees that it will not amend the terms of the Offer other than, at its option, to increase the consideration payable thereunder or to extend the expiry thereof, except with the prior consent of the Company.


1.2      COMPANY APPROVAL OF THE OFFER

         (a) The Company represents that its board of directors, upon consultation with its advisors and upon unanimous recommendation of any special committee of the board of directors established for the purpose of considering the transaction contemplated by this Agreement, has determined unanimously that:

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                  (i)      the Offer is fair to the Shareholders and is in the
                           best interests of the Company and the Shareholders;

                  (ii) the board of directors will recommend that Shareholders accept the Offer; and

                  (iii) this Agreement is in the best interests of the Company and the Shareholders.

         (b) The Company represents that the board of directors has received an opinion from the Company's financial advisors that the consideration to be offered under the Offer is fair from a financial point of view to the Shareholders.


1.3      COMPANY COOPERATION

         (a) The Company covenants to cooperate with the Offeror, to take all reasonable action to support the Offer and to provide the Offeror with a draft copy of any Directors' Circular issued by the Company, from time to time, prior to the mailing thereof, on a confidential basis, and to provide the Offeror with a reasonable opportunity to review and provide comments thereon.

         (b) As soon as practicable following the date hereof and in any event prior to the close of business on May 21, 1999, the Company shall cause to be delivered to the Offeror a list (in paper and electronic form, if available) made up to a date not more than two business days before the date hereof setting out the matters set forth in paragraphs 21(5)(a) through (c) of the Business Corporations Act (Alberta) together with supplemental lists (as contemplated in subsection 21(6) of such Act), and lists of holders of options or other rights to acquire Shares, as and when reasonably requested by the Offeror, until the expiry of the Offer. The Company shall permit and request its registrar and transfer agent to assist the Offeror and the Offeror's depositary under and in connection with the Offer and shall from time to time furnish the Offeror with such additional information, including updated or additional lists of shareholders, mailing labels and lists of securities positions, and other assistance as the Offeror may reasonably request in order to be able to communicate the Offer to the Company's Shareholders, at the Offeror's expense, and to such other persons as are entitled to receive the Offer under applicable laws.


1.4      JOINT PRESS RELEASE AND PUBLIC DISCLOSURE

         The parties agree to issue jointly a press release as soon as practicable in the form attached as Schedule "B" to this Agreement. The parties shall consult with each other with respect to any public disclosure regarding this Agreement, the Offer and any related matter and neither party shall issue any press release or other public statement relating to or referring to this Agreement, the Offer (including the terms thereof) and any related matters without the prior written consent of the other party hereto, unless such party is compelled by law to do so, including pursuant to public disclosure requirements under applicable securities legislation, and then only with prior written notice to the other party.


1.5      POST-OFFER COVENANTS

         If the Offeror takes up and pays for Shares pursuant to the Offer, the Offeror and the Company agree to use all reasonable commercial efforts to enable the Offeror to acquire the balance of the Shares as soon as practicable after completion of the Offer by way of compulsory acquisition, arrangement, amalgamation or other type of acquisition transaction carried out for consideration per Share equal to the consideration per share offered under the Offer or such other amount as may be required by a court of competent jurisdiction.


1.6      OUTSTANDING STOCK OPTIONS

         (a) The Company agrees and represents that its board of directors has determined unanimously to use its and their respective reasonable efforts to encourage all persons holding options to purchase Shares pursuant to the Company's stock option plan and other compensation arrangements or otherwise, to exercise their options prior to the expiry of the Offer and to tender all Shares issued in connection therewith to the Offeror. The Company further agrees and represents that the board of directors of the Company has also resolved and has authorized and


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                  directed the Company to, subject to any required regulatory or stock exchange approval, cause the vesting of option entitlements under its stock option plan and other compensation arrangements to accelerate prior to or concurrent with the expiry of the Offer, such that all outstanding options to acquire Shares are exercisable prior to or concurrent with the expiry of the Offer, and to arrange for all Shares that are fully paid thereunder to be distributed to those persons entitled thereto so as to be able to be tendered into the Offer and to thereafter satisfy all other obligations of the Company under such plans or, upon the acquisition by the Offeror of Shares pursuant to the Offer, to cause all entitlements under such plans to terminate upon the payment of an amount in respect of each outstanding option equal to the amount, if any, by which $8.75 per Share exceeds the per share exercise price of the option.

         (b) The Offeror and the Company agree that the Company may agree with holders of options that, in lieu of such optionholders exercising the options, the Company before the expiry of the Offer will enter into an agreement to pay to such optionholders immediately after the expiry of the Offer the amount, if any, by which $8.75 per Share exceeds the per share exercise price of the option, in exchange for the termination of the option. Upon the expiry of the Offer, the Company shall take such steps or make such arrangements as are necessary to
                  (i) ensure that all then outstanding options are exercised or terminated and (ii) terminate the Company's stock option plan.


1.7      SHAREHOLDER RIGHTS PLAN

         (a) The Company covenants to take all action necessary pursuant to the Shareholder Rights Plan to effect a waiver of the application of the Shareholder Rights Plan as soon as reasonably possible following receipt of written notice from the Offeror advising that the Offeror intends to take up and pay for the Shares deposited and not withdrawn under the Offer, but in any event prior to the Effective Date, and to ensure that the "Separation Time" (as defined in the Shareholder Rights Plan) does not occur.

         (b) The Company agrees and represents that its board of directors has resolved to:

                  (i) not waive the application of the Shareholder Rights Plan or to redeem any of the outstanding Rights or take any action that would limit the application of the Shareholder Rights Plan to any transaction other than the Offer or a Superior Proposal that expires no sooner than the Expiry Date; and

                  (ii) subject to receipt of any required approval from The Toronto Stock Exchange, if requested by the Offeror prior to the termination of this Agreement or receipt by the Company of notice under subsection 1.7(a), extend the Expiration Time (as defined under the Shareholder Rights Plan) to a date not later than August 15, 1999.

         (c) The Offeror acknowledges and agrees that upon the application of the Shareholder Rights Plan being waived in favor of the Offer, the Shareholder Rights Plan shall be deemed to have been waived in respect of any other Acquisition Proposal made by means of a take-over bid circular to all holders of record of Shares prior to the Expiry Date.


                                    ARTICLE 2

                            COVENANTS OF THE COMPANY


2.1      ORDINARY COURSE OF BUSINESS

         The Company covenants and agrees that, from the date of this Agreement until the earlier of (x) the date on which this Agreement is terminated and (y) such time as the Offeror's designees pursuant to Section 7.3 hereof shall constitute at least a majority of the Company's board of directors (the "Effective Time"), unless the Offeror shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

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         (a)      the Company shall, and shall cause each of its direct and
                  indirect subsidiaries (collectively its "Subsidiaries") to, conduct its and their respective business only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

         (b) the Company shall not directly or indirectly do or permit to occur any of the following (provided that the following shall not limit the ability of the Company to comply with any existing obligations which have been described or set forth in the Disclosure Schedule attached hereto or in the material referred to therein);

                  (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of its Subsidiaries to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber):

                           (A) any shares of its capital stock including the Shares), or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any share. capital of the Company or any of its Subsidiaries (other than pursuant to the exercise of stock options or other instruments outstanding on the date hereof and set forth or described in the Disclosure Schedule attached hereto or in the material referred to therein), or

                           (B) except in the ordinary course of business, any assets of the Company or any of its Subsidiaries;

                  (ii) amend or propose to amend its articles or by-laws or those of any of its Subsidiaries;

                  (iii) subdivide, consolidate or reclassify any outstanding securities of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any outstanding securities of the Company;

                  (iv) redeem, purchase or offer to purchase (or permit any of its Subsidiaries to redeem, purchase or offer to purchase) any Shares or other securities of the Company or any of its Subsidiaries;

                  (v) reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other person, corporation, partnership or other entity, organization or division whatsoever;

                  (vi) acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any person, corporation, partnership or other business organization or division or acquire or agree to acquire any material assets other than in the ordinary course of business;

                  (vii) incur or guarantee, or commit to incur or guarantee any indebtedness for borrowed money or otherwise or issue any debt securities except for the borrowing of working capital not to exceed $2 million in the aggregate;

                  (viii) make any loans, advances or capital contributions to, or investments in, any other person or entity, other than to a wholly-owned subsidiary of the Company or otherwise in the ordinary course of business (including in accordance with the Company's established expense reimbursement policies) consistent with past practice;

                  (ix) except as contemplated by the Company's capital expenditure plan described or set forth in the Disclosure Schedule attached hereto or in the material referred to therein, make or agree to make any new capital expenditures which in the aggregate are in excess of $250,000;

                  (x) make or agree to make any tax election that could reasonably be expected to have a material adverse effect on the Company or settle or compromise any material income tax liability;

                  (xi) make any change to its accounting methods, principles or practices;

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                  (xii)    pay, discharge or satisfy any material claims,
                           liabilities or obligations (whether absolute, accrued, asserted or un-asserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy any material accounts payable, liabilities or obligations when due and payable; or

                  (xiii) except for transactions in the ordinary course of business under existing contractual arrangements with Quebec Railway Corporation or its subsidiaries and consistent with past practice, engage in any transactions with any of the Company's affiliates;

         (c) the Company shall not, and shall cause each of its Subsidiaries to not (otherwise than as may be contemplated in section 1.6 of this Agreement or pursuant to existing offers which are capable of acceptance and which are set forth or described in the Disclosure Schedule attached hereto or in the material referred to therein):

                  (i) enter into or modify any employment, severance, collective bargaining, incentive stock option or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors of the Company other than pursuant to agreements, policies or arrangements in effect (without amendment) on the date hereof; or

                  (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary, regular and usual course of business and consistent with past practice (none of which actions shall be unreasonable) with respect to the entering into or modifying of any employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, stock options, pension or other benefits, retirement allowances, deferred compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable otherwise than pursuant to agreements, policies or arrangements in effect (without amendment) on the date hereof;

         (d) the Company shall use its reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (e)      the Company shall:

                  (i) use its reasonable efforts, and cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

                  (ii) maintain all of its properties and assets in good repair, order and condition;

                  (iii) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles, consistently applied;

                  (iv) comply with all laws, regulations and orders applicable to it and the conduct of its business;

                  (v) maintain all existing operating authorities and permits in good standing;

                  (vi) not take any action, or permit any of its Subsidiaries to take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Effective Time if then made; and

                  (vii) promptly notify the Offeror orally and in writing of any material adverse change in the normal course of its or
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                           any of its Subsidiaries' businesses or in the
                           operation of its or any of its Subsidiaries' businesses or in the operation of its or any of its Subsidiaries' properties (in each case on a consolidated basis), and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

         (f) the Company shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Company or any party to any agreement with the Company in connection with the transaction contemplated by this Agreement or the Offer prior to the Effective Time without the prior written consent of the Offeror;

         (g) the Company shall not enter into or modify any contract, agreement, commitment or arrangement including those relating to any of the matters set forth in this section 2.1;

         (h) the Company shall ensure that its board of directors refrains from taking any action pursuant to employment agreements or similar agreements between the Company and any of its officers or employees which would have the effect of permitting such persons to terminate their employment with the Company and to thereupon become entitled to receive payments from the Company, as a result of the Offer or any other action contemplated hereby; and

         (i) the Company shall not authorize or commit or agree to take any of the actions described in subsections 2.1(b), (c), (f) or
                  (g).


2.2      NON-SOLICITATION

         (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries or otherwise,

                  (i) solicit or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposal regarding any merger, amalgamation, take-over bid, variation of a take-over bid, sale of substantial assets, sale of treasury shares or rights or interests therein or thereto or similar transactions involving the Company or any Subsidiaries of the Company (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); or

                  (ii) provide any confidential information to, participate in any discussions or negotiations relating to any such transactions with, or otherwise cooperate with or assist or participate in any effort to take such action by, any person, corporation, partnership or other entity, organization or division, provided nothing contained in this section 2.2 or any other provision of this Agreement shall,

         (b) subject to compliance with section 2.2(c) and Article 3 hereof, prevent the Company or the board of directors of the Company from considering, negotiating, approving and recommending to the Shareholders an unsolicited bona fide written Acquisition Proposal for which adequate financial arrangements have been made, or are reasonably likely to, be made, and which does not expire poor to the Expiry Date, which the board of directors of the Company determines in good faith (after consultation with its financial advisors) would, if consummated in accordance with its terms, result in a transaction financially superior to the Shareholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal"); or

                  (i) prevent the Company and its officers and directors from complying with Section 138 of the Securities Act (Alberta) and similar provisions under applicable Canadian securities laws relating to the provision of directors' circulars and making appropriate disclosure with respect thereto to the Company's shareholders.

         (c) The Company shall, and shall cause its officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than the Offeror) with respect to any potential Acquisition Proposal.

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         (d)      The Company shall notify the Offeror within one business day of receiving any request for confidential information or any Acquisition Proposal or inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the identity of the Person making such request, Acquisition Proposal or inquiry and all of the terms and conditions thereof. Such notification shall initially be made orally, with subsequent written confirmation. In no event shall such notification be made more than one day after the occurrence of the relevant event. The Company will keep the Offeror fully informed with respect to the status of such request, Acquisition Proposal or inquiry.

         (e) If the board of directors of the Company receives a request for material non-public information from a party who proposes to the Company a bona fide Acquisition Proposal and the board of directors of the Company determines, after being so advised in writing by the Company's financial advisors, that such proposal is a Superior Proposal pursuant to section 2.2(a), then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and the Offeror and compliance by the Company with section 2.2(c) hereof, provide such party with access to information regarding the Company.


2.3      ACCESS TO INFORMATION

         Subject to the existing letter agreement in respect of confidentiality between the Company and the Offeror dated March 19, 1999, upon written request for access from the Offeror, the Company shall (and shall cause each of its Subsidiaries to) afford the Offeror's officers, employees, counsel, accountants and other authorized representatives, advisors and agents ("Representatives") access, during normal business hours from the date hereof and until the expiration of this Agreement, to its properties, books, contracts and records and all information relating to it and its Subsidiaries, as well as to its management personnel, and, during such period,:

         (a) the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Offeror all information concerning it and its business, properties and personnel as the Offeror may reasonably request; and

         (b) cause the information in the data room established by the Company at the offices of Fraser Milner and reviewed by the Offeror and its representatives to be maintained intact.


2.4      NOTIFICATION OF CERTAIN MATTERS

         The Company and the Offeror shall each give notice to the other of:

         (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time; and

         (b) any failure of the Company or the Offeror, or any of its respective officers, directors, employees, representatives or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.


2.5      OTHER ACTIONS

         Between the date of this Agreement and the Effective Time, the Company and the Offeror shall use their commercially reasonable efforts to cause the conditions of the Offer set forth in Schedule "A" hereto to be satisfied. Except as contemplated by Section 2.2, the Company and the Offeror shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to:

         (a) result in any of the representations and warranties of such party set forth in this Agreement becoming untrue;

         (b) result in any of the conditions set forth in Schedule "A" not being satisfied; or

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         (c)      prevent or delay consummation of the transactions contemplated by this Agreement or to otherwise prevent the Company from timely performance of its obligations under this Agreement.


                                    ARTICLE 3

                           FEES AND OTHER ARRANGEMENTS

3.1      ACQUISITION PROPOSAL FEE

         Provided that there is no material breach by the Offeror of its obligations under this Agreement, if at any time after execution of this Agreement:

         (a) the board of directors of the Company has failed to make, withdrawn or changed any of its recommendations or determinations referred to in sections 1.2 or 1.7 in a manner adverse to Offeror or shall have resolved to do so prior to the expiry of the Offer provided that such failure, withdrawal or change is not due to the Offeror's failure to perform its obligations under this Agreement;

         (b) during the period from the date of this Agreement to the Expiry Date a bona fide Take-over Proposal is made to the Shareholders or the Company and at least 50% of the Shares of the Company (including any Shares then held by the party making the Take-over Proposal) have been taken up and paid for pursuant to the Takeover Proposal or the Take-over Proposal otherwise results in a merger, consolidation, amalgamation or other business combination involving the Company or any acquisition in any manner of a 50% or greater equity or beneficial interest in, or a material amount of the assets of, the Company (whether prior to the Expiry Date or within a three (3) month period thereafter);

         (c) a bona fide Take-over Proposal that constitutes a Superior Proposal is made to the Shareholders or the Company and the Company elects to terminate this Agreement in accordance with section 8.1 (e) hereof;

         (d) the board of directors shall have failed to reaffirm its recommendation of this Offer by press statements within five
                  (5) days after the public announcement or commencement of any Take-over Proposal or in a Directors' Circular within ten (10) days after the mailing of any such Take-over Proposal;

         (e) during the period from the date of this Agreement to the Effective Time the Company breaches any of its representations, warranties or covenants made in this Agreement which breach would have a Material Adverse Effect on the Company or have a material adverse effect on the completion of the Offer;

         (f) during the period ending three (3) months after the termination of this Agreement other than,

                  (i) by consent of the parties pursuant to and in accordance with section 8.1 (a); or

                  (ii)     by the Offeror pursuant to and in accordance with
                           section 8.1(e) because of the failure to satisfy one of the conditions set forth in section 4 of Schedule "A" hereto (other than section 4(i) thereof);

                  the Company or any of its subsidiaries shall enter into an agreement to consummate, and shall thereafter (whether or not prior to three (3) months after the termination of this Agreement) consummate, all or any portion of a Take-over Proposal,

         (the occurrence of any such event being referred to as a "Fee Event"), then the Company shall pay to the Offeror an amount equal to the aggregate of:

                  (i)      the Transaction Expenses; and

                  (ii) 4.00% of the greater of (A) $71,500,000 or (B) the value (calculated based on the offer price per share of any such proposal multiplied by the number of Shares outstanding on

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                           a fully diluted basis (but excluding any options not
                           then in-the-money)) of the Take-over Proposal having the highest value from time to time considered by the Company, whether or not there is a Take-over Proposal. Such payment shall be made in immediately available funds to an account designated by the Offeror. In the event there is more than one Take-over Proposal, or a Take-over Proposal is proposed to the Company for the first time after a fee has been paid to the Offeror pursuant to this section, then the fee required to be paid hereby shall be recalculated and any incremental fee shall be paid to the Offeror within one business day after the event that gives rise to the recalculation; provided that, except as provided above with respect to any incremental fee, the Company shall only be obliged to make one payment under this section 3.1

         In the event that any Take-over Proposal is for consideration other than all cash, then the value of that Take-over Proposal shall be as determined by agreement by the financial advisors to the Offeror and the Company, or failing such agreement, the value of the Take-over Proposal shall be calculated to be the greater of:

                  (i)      $71,500,000; and

                  (ii) if the non-cash consideration consists of securities listed on a stock exchange or other stock quotation system, the aggregate of the amount of cash offered in connection with such Take.-over Proposal and the value of the non-cash consideration being offered, valued on the basis of the weighted average of the closing price of the relevant securities on such stock exchange or system for the 20 business days preceding the day the public announcement of the Take-over Proposal is made.


3.2      RIGHT OF FIRST REFUSAL

         The Company covenants that it will not enter into any agreement regarding a Take-over Proposal (the "Proposed Agreement") without providing the Offeror with an opportunity to amend this Agreement to provide for substantially similar terms to those included in the Proposed Agreement. In particular, the Company covenants to provide the Offeror with a copy of any Proposed Agreement as executed by the party making the proposal, at least 48 hours prior to its proposed execution by the Company. In the event the Offeror agrees to amend this Agreement as provided above, the Company covenants not to enter into the Proposed Agreement.


3.3      OTHER FEES

         If the Company breaches any of its covenants, representations or warranties hereunder or otherwise fails to perform any of its obligations hereunder in any material respect, the Company shall pay to the Offeror an amount equal to the Offeror's Transaction Expenses. If the Offeror breaches any of its covenants, representations or warranties hereunder or otherwise fails to perform any of its obligations hereunder in any material respect, the Offeror shall pay to the Company an amount equal to the Company's Transaction Expenses. Notwithstanding the foregoing, in the event that either party is required to file suit to seek payment of any amount due to it hereunder, and it ultimately succeeds on the merits, such party shall be entitled to all expenses, including reasonable attorneys' fees, which it has incurred in enforcing its rights hereunder.


3.4      LIMITATION

         Nothing contained in this Article 3, including the payment of any amount under section 3.1 or 3.3, shall, however, relieve or have the effect of resulting in relieving any party in any way from liability for damages incurred or suffered by a party as a result of a breach of this agreement by a party acting in bad faith intended and designed to result in the conditions precedent to this Agreement not being satisfied.


3.5      DEFINITIONS

         In this Article 3 and in the Schedules to this Agreement:

         (a) "Material Adverse Effect" and "Material Adverse Change" means an effect or change, respectively, in each case which is materially adverse to the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole; provided that a Material Adverse Effect or Material Adverse Change shall not include any adverse effect or change in the Company's operations resulting from changes in general economic conditions generally affecting the industries in which the Company operates; and

         (b) "Take-over Proposal" means any take-over bid for 50% or more of the issued and outstanding Shares or any proposal or offer for a merger, consolidation, amalgamation or other business combination involving the Company or any proposal or offer to acquire in any manner a 50% or greater equity or beneficial interest in, or a material amount of the assets of, the Company, other than pursuant to the Offer.


3.6      TRANSACTION EXPENSES

         As used in this Agreement, the term "Transaction Expenses" means all reasonable out-of-pocket expenses and fees actually incurred or accrued by the Offeror or the Company, as the case may be, or on its behalf in connection with this Agreement, the Offer and the other transactions contemplated hereby (including, without limitation, all fees and expenses of counsel, financial advisors, banks or other entities providing financing to such party, accountants and other experts and consultants to such party), and in connection with the negotiation, preparation, execution, performance and termination of this Agreement and the transactions contemplated hereby, provided that in no event shall such expenses and fees exceed $150,000 in the aggregate.


3.7      FORM OF PAYMENTS

         All payments made pursuant to this Articles 3 shall be paid within two
         (2) days of demand in same day funds in accordance with written instructions furnished by the payee to the payor at the time of payment.


                                    ARTICLE 4

                            COVENANTS OF THE OFFEROR


4.1      EMPLOYMENT AGREEMENTS

         The Offeror covenants and agrees, and after the Effective Date will cause the Company and any successor to the Company to agree, to honour and comply with the terms of those existing employment and severance agreements, plans or policies of the Company and its Subsidiaries which are set forth or described in the Disclosure Schedule attached hereto or in the material referred to therein.


4.2      DIRECTORS' AND OFFICERS' INSURANCE

         The Offeror agrees to use reasonable efforts to secure directors' and officers' liability insurance coverage for the Company's current and former directors and officers on a six (6) year "trailing" or "run off" basis from and after the Effective Date; provided that such insurance coverage does not have an aggregate cost in excess of $250,000. If a trailing policy is not available, then the Offeror agrees that for the entire period from the Effective Date until three years after the Effective Date, the Offeror will exercise its reasonable best efforts to cause the Company or any successor to the Company to maintain the Company's current directors' and officers' insurance policy or an equivalent policy, subject in either case to terms and conditions, in the aggregate, no less advantageous to the directors and officers of the Company than those contained in the policy in effect on the date hereof, for all present and former directors and officers of the Company, covering claims made prior to or within three (3) years after the Effective Date; provided however, that in the event the annual premium required to maintain in effect the policy that is in effect on the date hereof exceeds the annual premium currently paid by the Company (which is acknowledged by the parties to be the sum of $104,000), the Offeror (or other surviving corporation) shall obtain such lesser coverage as may be obtained for the presently effective premium. Further, the Offeror agrees that after the expiration of such three (3) year period it will use reasonable efforts to cause such directors and officers to be covered under its then existing directors' and officers' insurance policy.


4.3      DIRECTORS' AND OFFICERS' INDEMNIFICATION

         From and after the Effective Date, the Offeror shall indemnify, defend and hold harmless, in each case to the full extent permitted under applicable law and currently permitted in the by-laws of the Offeror, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer or director of the Company and any of its Subsidiaries, their respective heirs, executors, administrators and other legal representatives (the "Indemnified Individuals") against all losses, claims, damages, costs, expenses, liabilities or judgements or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date; provided, however, that:

         (a) the Offeror shall not be required to pay the fees and disbursements of more than one Counsel for all Indemnified Individuals in any single action unless there is a conflict of interest between two or more of such Indemnified Individuals;

         (b) the Offeror shall not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld or delayed); and

         (c) such indemnification shall not be available to an officer or director unless, in respect of the matter for which indemnification is sought,

                  (i) he acted honestly and in good faith with a view to the best interests of the Company; and

                  (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

         Notwithstanding the foregoing, the Offeror acknowledges and agrees that:

         (d) the Company is currently a party to an amended and restated indemnification agreement (the "Existing Indemnity") in the form attached as Schedule "E" to this Agreement, with each of the directors and officers of the Company;

         (e) the indemnity contained in this section 4.3 shall not derogate from or lessen the obligations of the Company under the Existing Indemnity; and

         (f) the Offeror agrees to observe, adhere to and fulfill, and cause the Company to observe, adhere to and fulfill, the obligations of the Company under the Existing Indemnity as though the Offeror was a party to the Existing Indemnity and bound by the terms of the Existing Indemnity applicable to the Company.


                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


5.1      REPRESENTATIONS

         The Company hereby provides to the Offeror those representations and warranties as set forth in Schedule "C" to this Agreement (and acknowledges that the Offeror is relying upon those representations and warranties in connection with entering into this Agreement). The representations and warranties set forth in Schedule "C" hereto shall not survive the Effective Time.

5.2      INVESTIGATION

         Except as acknowledged in section 5.3 hereof, any investigation by the Offeror and its directors, officers, employees, advisors or representatives shall not mitigate, diminish or affect the representations and warranties of the Company provided pursuant to this Agreement.


5.3      ACKNOWLEDGEMENT

         Except for such consents, waivers and approvals as may be required under:

         (a) the debenture granted by Central Western Railway Corporation in favor of Canadian National Railway Company in respect of the Lakeland & Waterways lines;

         (b) any debenture granted by Central Western Railway Corporation in favor of Canadian National Railway Company in respect of the Coronado-Bonnyville lines;

         (c) the business cooperation agreement between the Company, RaiLink Canada Ltd. and Canadian National Railway Company in respect of the Mackenzie Northern lines;

         (d) the business cooperation agreement between the Company, Central Western Railway Corporation and Canadian National Railway Company in respect of the Coronado-Bonnyville lines; and

         (e) Article 11 of the amended and restated unanimous shareholders agreement in respect of Quebec Railway Company,

         (all as referred to in the Disclosure Schedule attached hereto), the Offeror acknowledges and agrees that, based solely on the disclosure made in the Disclosure Schedule attached hereto and the materials referred to therein, it is not aware of any fact or circumstance that, in its judgement, would cause the conditions under section 4(b) of Schedule "A" to not be satisfied or to otherwise allow the Offeror to avoid completing the Offer.


                                    ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF THE OFFEROR


6.1      REPRESENTATIONS

         The Offeror hereby represents and warrants to the Company as provided in Schedule "D" to this Agreement (and acknowledges that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement). The representations and warranties set forth in Schedule "D" hereto shall not survive the Effective Time.


6.2      INVESTIGATION

         Any investigation by the Company and its directors, officers, employees, advisors or representatives shall not mitigate, diminish or affect the representations and warranties of the Offeror provided pursuant to this Agreement.

                                    ARTICLE 7

                                MUTUAL COVENANTS


7.1      CONSULTATION

         The Offeror and the Company agree to consult with each other in issuing any press releases or otherwise making public statements with respect to the Offer or any other Acquisition Proposal and in making any filings with any federal, provincial or state governmental or regulatory agency or with any securities exchange with respect thereto. Each party shall enable the other party to review and consent to all such press releases prior to release thereof.


7.2      FURTHER ASSURANCE

         Subject to the terms and conditions herein, the Offeror and the Company agree to use their respective reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement and the Offer. The Company and the Offeror will, and will cause each of their respective Subsidiaries to, use their reasonable efforts to:

         (a) obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts or agreements (including, in particular but without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to the Company's operations),

         (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations with respect to this Agreement or the Offer,

         (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or by the Offer, and

         (d) fulfill all conditions and satisfy all provisions of this Agreement and the Offer.

         For greater certainty, the Company and the Offeror agree that an order of a regulatory authority having jurisdiction which cease trades the Rights issued pursuant to the Shareholder Rights Plan does not in and of itself constitute a breach of this Agreement, or relieve either party of its obligations hereunder.


7.3      COMPANY BOARD REPRESENTATION

         Promptly upon the Minimum Condition being satisfied and the purchase by the Offeror of Shares pursuant to the Offer, that number of directors of the Company which applicable law permits to be replaced, upon their resignation, by nominees of the Offeror without the calling of a meeting of the Shareholders of the Company shall resign and shall be replaced by nominees of the Offeror and the board of directors shall take all steps necessary, in accordance with applicable law, to give effect to the foregoing. Notwithstanding the foregoing, until the Effective Time, the board of directors of the Company shall have at least one director who is a director on the date hereof and who is not a designee or officer, director, employee or affiliate of the Offeror or officer or employee of the Company ("Independent Director"). Following the date hereof and prior to the Effective Time, any amendment or termination of this Agreement by the Company, extension for the performance or waiver of the obligations of the Offeror by the Company, or waiver of the Company's rights hereunder, shall require the concurrence of the Independent Director.

                                    ARTICLE 8
                                   TERMINATION

8.1      TERMINATION

         This Agreement may be terminated at any time prior to the first day upon which the Offeror takes up and pays for all Shares deposited and not withdrawn under the Offer (the "Effective Date"):

         (a)      by mutual written consent of the Offeror and the Company;

         (b) by either the Offeror or the Company, if the Minimum Condition or any other condition of the Offer has not been satisfied or waived by August 15, 1999; provided however, that the right to terminate this Agreement under this section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to satisfy any such condition of the Offer;

         (c)      by the Offeror, in the event that the fee contemplated in
                  Section 3.1 shall have been paid or become payable by the Company to the Offeror in accordance with the terms thereof; or

         (d)      by the Company if:

                  (i) the board of directors of the Company shall have determined in good faith (after consultation with its financial and legal advisors), that it is necessary to terminate this Agreement to enter into a written agreement with respect to or to consummate a transaction constituting a Superior Proposal,

                  (ii) the Company shall have given notice to the Offeror advising the Offeror that it has received a Superior Proposal from a third party, specifying the material terms and conditions of such Superior Proposal (including the identity of the third party) and the material terms and conditions of any agreements or arrangements to be entered into in connection with a Superior Proposal and that the Company intends to terminate this Agreement in accordance with this section 8.1 (d), and

                  (iii)    either:

                           (A) the Offeror shall not have revised its Offer within 48 hours after the date on which such notice is deemed to have been given to the Offeror hereunder, or

                           (B) if the Offeror within such period shall have revised the Offer, the board of directors of the Company, after receiving advice from its financial advisor, shall have determined, in its good faith reasonable judgement that the third party's Acquisition Proposal is superior to the Offeror's revised Acquisition Proposal; provided that the Company may not effect such termination pursuant to this section 8.1(d) unless the Company has complied with the provisions of section 3.1 hereof contemporaneously with such termination and tendered payment to the Offeror of the Termination Fee and Transaction Expenses that are due to the Offeror pursuant to Article 3 hereof;

         (e) by the Company, if the Offeror does not announce the Offer as provided in section 1.4 or does not mail the Offer as provided in section 1.1, provided in either case that no Fee Event has occurred;

         (f) by either the Company or the Offeror, in the event that the other of them shall not have complied with or performed, in all material respects, its covenants and obligations under this Agreement to be complied with or performed at or prior to the Expiry Date, or any of the representations and warranties of the other of them under this Agreement are not true and correct in all material respects at or prior to the Expiry Date.


8.2      EFFECT OF TERMINATION

         If this Agreement is terminated as provided in section 8.1 above, all obligations of the parties hereto shall terminate, without any liability or obligation on the part of the Company or the Offeror, except obligations of the parties under section 2.3 (Access to Information) and Article 3. No termination of this

         Agreement shall affect the obligations of the parties pursuant to the letter agreement between the parties dated March 19, 1999, except to the extent specified herein or therein.


                                    ARTICLE 9

                                  MISCELLANEOUS


9.1      AMENDMENT OR WAIVER

         This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written instrument executed by the Offeror and the Company; provided, however, that either the Offeror or the Company may in its discretion waive a condition herein which is solely for its benefit without the consent of the other. No waiver of any nature, in any one or more instances, shall be deemed or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.


9.2      ENTIRE AGREEMENT

         This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements or understandings with respect thereto, except the letter agreement between the parties dated March 19, 1999.


9.3      HEADINGS

         The insertion of descriptive headings in this Agreement are for convenience of reference only and shall not control or affect the meaning of construction of any provisions of this Agreement. Unless otherwise stated, all references herein to sections and schedules are to be sections and schedules in this Agreement.


9.4      NOTICES

         All notices or other communications which are required or permitted hereunder shall be communicated confidentially and in writing and shall be sufficient if delivered personally, or sent by confidential telecopier addressed as follows:

                To the Offeror:             Gary O. Marino
                                            Chairman, President and CEO
                                            Suite 1190, 301 Yamato Road
                                            Boca Raton, Florida, USA 33431
                                            Fax:  (561) 994 - 3929

                with a copy to:             Greenberg Traurig, P.A.
                                            1221 Brickell Avenue
                                            Miami, Florida, USA 33131
                                            Attention:  Gary M. Epstein
                                            Fax: (305) 579-0717

                with a copy to:             Heenan Blaikie
                                            1250 Rene-Levesque Blvd. West
                                            Suite 2500

                                            Montreal, Quebec
                                            H3B 4Y1
                                            Attention:  Jean Clerk
                                            Fax:  (514) 846-3427
                To the Company:             RaiLink Ltd.
                                            1165 Weber Centre
                                            5555 Calgary Trail South
                                            Edmonton, Alberta
                                            T6H 5P9
                                            Attention:  Gordon J. Clanachan
                                                        President and CEO
                                            Fax:  (780) 439 - 5658

                with a copy to:             Fraser Milner
                                            Banisters and Solicitors
                                            2900 Manulife Place
                                            10180 - 101 Street
                                            Edmonton, Alberta
                                            T5J 3V5
                                            Attention:  Robert R. Roth
                                            Fax:  (780) 423 - 7276

9.5      COUNTERPARTS

         This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.


9.6      EXPENSES

         Except as otherwise provided in Article 3 hereof, each party will pay its own expenses. The Offeror and the Company represent and warrant to each other that, except for HSBC Securities in the case of the Company and RBC Dominion Securities in the case of the Offeror, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer. The Company has provided to the Offeror a correct and complete copy of all agreements between the Company and each of its financial advisors as are in existence at the date hereof. The Company covenants not to amend the terms of any such agreement relating to the payment of fees and expenses or indemnities without the prior written approval of the Offeror.


9.7      ASSIGNMENT

         The Offeror may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of the Offeror, provided that if such assignment takes place, the Offeror shall continue to be liable to the Company for any default in performance by the assignee. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party.

9.8      SEVERABILITY

         If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.


9.9      CHOICE IN LAW

         This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of Alberta. The parties hereby agree to submit to the courts of the Province of Alberta for all matters arising out of or in connection with this Agreement or any transactions contemplated hereby.


9.10     CURRENCY

         All references herein to monetary amounts refer to Canadian dollars unless otherwise specified.


9.11     REMEDIES

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly unconditionally and irrevocably agreed that the parties shall be entitled to an injunction or injunctions to remedy or prevent noncompliance or breaches with the terms of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, without the requirement to post bond or other security and without proof of actual damages in the event of any actual or threatened non-compliance or breach; provided that such remedies shall be in addition to, and not in substitution for, any other remedy to which the parties may be entitled at law or in equity.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized as of the date first written above.

                                               RAILAMERICA INC.



                                               Per: /s/ Hal Valeche
                                                   ----------------------------


                                               RAILINK LTD.



                                               Per: /s/ Signature Illegible
                                                   ----------------------------

                                  SCHEDULE "A"

                               TERMS OF THE OFFER


         1.       General Terms

         The Offer shall be made by a circular bid prepared in compliance with the Securities Act (Alberta) and other applicable provincial securities laws and in accordance with applicable securities laws to United States Shareholders.

         2.       Expiry Date

         The Offer shall be open until the date (the "Expiry Date") which is 21 days from the date of mailing of the Offer (provided that the Offeror may extend such period of time in its sole discretion).

         3.       Offer Price

         The Offer shall provide that the Offeror shall pay $8.75 for each Share of the Company (including Shares which may become outstanding on the exercise of options, warrants or other rights to purchase Shares (other than any rights issued pursuant to the Shareholder Rights Agreement)("Shares"). In the event the outstanding number of Shares is changed into a different number of shares or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares, then the purchase price per Share shall be correspondingly adjusted as necessary to reflect such occurrence without increasing the aggregate purchase price to be paid by the Offeror hereunder. The Offeror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Offeror is required to deduct or withhold with respect to any such payment under any provision of any applicable state, local or foreign tax law. To the extent such amounts are so withheld and paid over to the appropriate taxing authority or paying agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Offeror to the applicable holder of the Shares.

         4.       Conditions of the Offer

         Notwithstanding any other provision of the Offer, the Offeror shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, arid may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, at any time on or after the date of this Agreement, and prior to the acceptance for payment of the Shares, if any of the following conditions is not satisfied:

         (a) at the expiry time there shall have been validly deposited under the Offer and not withdrawn at least 66 2/3% of the outstanding Shares (calculated on a fully diluted basis) excluding Shares held by the Offeror and its associates and affiliates and by persons whose Shares may not be voted as part of the minority on any subsequent going private transaction pursuant to Ontario Securities Commission Policy
                  9.1 and Quebec Securities Commission Policy Q-27 (the "Minimum Condition");

         (b)      the Offeror shall have determined in its sole judgement that:

                  (i) no material right, franchise or license of the Company or any of its Subsidiaries has been or may be impaired or threatened to be impaired (which impairment has not been cured or waived) or otherwise adversely affected, whether as a result of the making of the Offer, the taking up and paying for Shares deposited under the Offer or otherwise which makes it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the Shares under the Offer, and

                  (ii) no covenant, term or condition of any instrument or agreement of the Company or its Subsidiaries or by which they or their assets are bound exists which makes it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the Shares under the Offer (including without limitation any default, acceleration or other adverse event that may ensue as a result of the Offeror taking up and paying for the Shares under the Offer);

         (c) no act, action, suit or proceeding shall have been taken before or by any federal, provincial, state or foreign court or other tribunal or governmental agency or other regulatory or administrative agency or commission or by any elected or appointed public official whether or not having the force of law, and no law, regulation or policy shall have been proposed, enacted, promulgated or applied, whether or not having the force of law, which could reasonably be expected to have the effect of:

                  (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more costly, or adversely affecting the ability of the Offeror to proceed with, the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some or all of the Shares by the Offeror, the completion of a compulsory acquisition or any subsequent acquisition transaction or the consummation of any of the transactions contemplated by the Offer;

                  (ii) prohibiting the ownership or operation by the Company or any of its Subsidiaries, or by the Offeror, directly or indirectly, of all or any material portion of the business or assets of the Company, or any of its Subsidiaries, on a consolidated basis, or compelling the Offeror, directly or indirectly, to dispose of or hold separate all or any material portion of the business or assets of the Company, or any of its Subsidiaries, on a consolidated basis, as a result of the transactions contemplated by the Offer;

                  (iii) imposing or confirming limitations on the ability of the Offeror, directly or indirectly, effectively to acquire or hold or to exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by the Offeror, directly or indirectly, on all matters properly presented to the Shareholders of the Company, including without limitation the right to vote any shares of capital stock of any Subsidiary (other than immaterial Subsidiaries) directly or indirectly owned by the Company;

                  (iv) requiring divestiture by the Offeror, directly or indirectly, of any Shares or material assets of the Company or its Subsidiaries; or

                  (v) materially adversely affecting the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or the value of the Shares to the Offeror;

         (d) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Shares under the Offer or completing any compulsory acquisition or any subsequent acquisition transaction;

         (e) there shall not have occurred following the date of the Pre-Acquisition Agreement, any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, licenses, permits, rights, privileges, prospects or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of the Company or any of its Subsidiaries which, in the sole judgement of the Offeror, is or would be materially adverse to the business or condition, financial or otherwise, of the Company and its Subsidiaries considered on a consolidated basis or to the value of the Shares to the Offeror;

         (f) the board of directors of the Company shall have redeemed all outstanding Rights or waived the application of the Company's Shareholder Rights Plan to the Offer;

         (g)      (i)      the board of directors of the Company or any
                           committee thereof shall not have withdrawn or modified in any manner adverse to the Offeror the approval or recommendation of the Offer and shall not have approved or recommended any proposal or any other acquisition of Shares other than the Offer,

                  (ii) any corporation, partnership, person or other entity or group, other than the Offeror, shall not have entered into a definitive agreement or an agreement in principle with the Company, with respect to a take-over bid, tender offer or exchange offer, acquisition of Shares other than pursuant to the Offer, merger, sale of assets, amalgamation, plan of arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction with or involving the Company or any of its Subsidiaries, or

                  (iii) the board of directors of the Company or any committee thereof shall not have resolved to do any of the foregoing;

         (h) there shall not have occurred any breach by the Company of any of the terms of the Pre-Acquisition Agreement that has had or is reasonably likely to have a material adverse effect or prevent or materially delay consummation of the transactions contemplated by the Pre-Acquisition Agreement or the Offer or any termination of the Pre-Acquisition Agreement pursuant to the terms thereof, and all representations and warranties of the Company thereunder shall be true and correct, in all materials respects, on the Expiry Date as if made on such date;

         (i) it shall not have been publicly disclosed that beneficial ownership of more than 25% of the outstanding Shares is held or has been acquired by any corporation, partnership, person or other entity or group of persons or entities, other than the Offeror or any of the Offerors affiliates;

         (j) all necessary governmental and regulatory consents, approvals or exemptions necessary to enable the Offeror to acquire the Shares pursuant to the Offer or a subsequent acquisition transaction shall have been received on terms and conditions satisfactory to the Offeror, acting reasonably, including, without limitation any consent required under the Investment Canada Act,

         (k) the acquisition of an interest in controlled land as a result of the Offeror's acquisition of the Shares shall be excluded from the operation of the Regulations respecting the ownership of Agricultural and Recreation Land in Alberta, pursuant to section 14 of such regulations;

         (l) there shall not have occurred any actual change (including a proposal by the Minister of Finance of Canada to amend the Income Tax Act (Canada) or regulations thereunder) or any publicly stated administrative practice that directly or indirectly increases materially the effective tax cost of, or reduces the proceeds from, the sale or other disposition of any assets or securities owned by the Company or any of its Subsidiaries or that, in the judgement of the Offeror, has or may have a material adverse effect on the Company and the Subsidiaries (taken as a whole) or a material adverse significance with respect to the financial condition and prospects of the Offeror or in relation to the Offer and the transactions contemplated thereby; and

         (m) there shall not have occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, government regulation, enquiry or other occurrence of any nature whatsoever which, in the opinion of the Offeror, materially adversely or seriously adversely affects or involves, or may materially adversely or seriously adversely affect or involve, the financial markets in Canada or the United States generally, or the financial condition, business, operations, assets, affairs or prospects of the Company and its Subsidiaries (taken as a whole).

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition or may be waived by the Offeror in whole or in part at any time and from time to time in its sole and absolute discretion. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                  SCHEDULE "B"

                               JOINT PRESS RELEASE


                              FOR IMMEDIATE RELEASE

RaiLink Ltd.
TSE Symbol:  RLK

RailAmerica, Inc.
NASDAQ NNM Symbol:  RAIL

RAILINK LTD. AGREES TO CDN$8.75 PER SHARE ALL CASH BID BY RAILAMERICA, INC.

EDMONTON, ALBERTA, CANADA and BOCA RATON, FLORIDA, USA: May 17, 1999 -- RaiLink Ltd. ("RaiLink") and RailAmerica, Inc. ("RailAmerica") announced today that they have entered into an agreement pursuant to which RailAmerica will, on or prior to May 28, 1999, commence an all cash bid for all of the common shares of RaiLink at a price of Cdn. $8.75 per share. The agreement with RailAmerica is the result of RaiLink's previously announced process to identify parties interested in pursuing a transaction with the Company to enhance shareholder value. Upon the unanimous recommendation of the independent special committee of the Board of Directors established in connection with the Company's process, the Board of Directors of RaiLink is unanimously recommending that shareholders accept the offer.

Gordon Clanachan, President and Chief Executive Officer of RaiLink, said "we are enthusiastic about the offer being made by RailAmerica. In addition to providing an attractive price to our shareholders, the combined operations of RaiLink and RailAmerica will provide further opportunities for growth and advancement in our industry."

Gary O. Marino, RailAmerica, Inc. Chairman, President and CEO, said, "All of us at RailAmerica look forward to the consolidation of RaiLink's fine portfolio of Canadian rail properties with our North American rail operations. We believe that there are significant synergies and benefits to be derived from a larger core group of railroads. Upon completion of the transaction, RailAmerica will operate more than 3,700 miles of railroads in North America and approximately 8,100 miles worldwide, making us one of the largest rail operators in the rail industry."

The offer of Cdn. $8.75 per common share represents a substantial premium to the RaiLink share price prior to the March 10, 1999 announcement that RaiLink had commenced a process to identify parties interested in pursuing a possible business combination. As of May 14, 1999, RaiLink had approximately 8.35 million common shares outstanding on a fully diluted basis, giving the transaction a potential equity value of approximately Cdn. $73.2 million.

The takeover bid offer will be made by a wholly-owned subsidiary of RailAmerica, Inc. The offer will be open for acceptance for a period of 21 days from the date of mailing of the offer, unless the offer is withdrawn or extended. The bid is conditional upon, among other things, at least 66 2/3% (on a fully-diluted basis) of the common shares of RaiLink being validly deposited under the offer and not withdrawn, and the receipt of any required regulatory approvals.

In connection with the agreement, RaiLink has agreed not to initiate or seek a competing transaction to RailAmerica's offer. RaiLink has also agreed to pay a "break fee" equal to a minimum of Cdn. $2.86 million to RailAmerica in certain specified circumstances, including if any other person acquires shares of RaiLink carrying more than 50% of the outstanding voting rights.

HSBC Securities has provided RaiLink with an opinion that the consideration to be offered under the offer by RailAmerica is fair, from a financial point of view, to holders of common shares of RaiLink. RBC Dominion Securities has been retained by RailAmerica as dealer manager for the offer.

RaiLink is a publicly traded regional railway company based in Edmonton, Alberta and provides freight transportation services to the national railways and to a wide variety of shippers. RaiLink and its 26.3% owned affiliate, Quebec Railway Corporation, currently operate eleven regional railways covering approximately 2,500 miles of track in Alberta, the Northwest Territories, Ontario, Quebec and New Brunswick. RaiLink's common shares trade under the symbol RLK on the Toronto Stock Exchange.

RailAmerica, Inc., a diversified international transportation company, operates 14 railroads over approximately 5,600 route miles in eight U.S. states, Australia, Canada and the Republic of Chile. The Company holds a minority equity interest in Australia's transcontinental passenger rail service and owns Kalyn/Siebert, Inc., a specialty truck trailer manufacturer with production facilities in Gatesville, Texas and Trois-Rivieres, Quebec, Canada.

This press release contains forward-looking statements regarding future events and the future performance of the companies that involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, economic conditions, customer demand, increased competition in the relevant market, and others. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission in the United States, such as the Form 10-K, Form 10-Q and Form 8-K reports of RailAmerica, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

For information contact:                  RaiLink Ltd.
                                          Gordon Clanachan
                                          President and Chief Executive Officer
                                          (780) 448-5855


                                          RailAmerica Inc.
                                          Wayne August
                                          Director of Investor Relations
                                          (561) 994-6015

                                  SCHEDULE "C"


                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.       ORGANIZATION

The Disclosure Schedule or the materials referred to therein sets forth, as of the date hereof, a true and correct list of all of the Subsidiaries of the Company, together with the jurisdiction of organization and qualification of each Subsidiary and the percentage of the outstanding capital stock (or other ownership interest) of each Subsidiary owned by the Company and each other Subsidiary. Except as described or set forth in the Disclosure Schedule attached hereto or in the material referred to therein, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Each of the Company and its Subsidiaries, has been duly incorporated or formed under applicable law, is validly existing and has full corporate or legal power and authority to own its properties and conduct its businesses as presently owned and conducted. All of the outstanding shares of capital stock and other ownership interests of the Subsidiaries are validly issued, fully paid and non-assessable and all such shares and other ownership interests owned directly or indirectly by the Company are owned free and clear of all liens, claims or encumbrances, and except as described or set forth in the Disclosure Schedule attached hereto or in the material referred to therein, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any shares of capital stock or other ownership interests in any of the Subsidiaries.

2.       CAPITALIZATION

As of the date hereof, there are 8,043,746 Shares issued and outstanding, which Shares constitute all of the issued and outstanding shares of the capital stock of the Company. All of the Shares are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Disclosure Schedule or the materials referred to therein sets forth a complete and correct list, as of the date hereof, of the holders of all options, warrants, stock appreciation rights or other rights (excluding the Rights) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, the number shares subject to each such option, warrant, stock appreciation rights or other rights, and the exercise prices thereof, As at the date hereof, up to a maximum of 427,284 Shares may be issued pursuant to outstanding stock option entitlements. Except as set forth in the Disclosure Schedule or the materials referred to therein, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any Subsidiary to issue or sell any shares of any capital stock of the Company or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company, any Subsidiary or any other person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Company or any Subsidiary. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares of the Company's capital stock or any capital stock of any Subsidiary of the Company.

3.       AUTHORITY

The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transaction contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity. Except as described or set forth in the Disclosure Schedule attached hereto or in the material referred to therein, the execution and delivery by the Company of this Agreement and performance by it of its obligations hereunder and the completion of the Offer and the transactions contemplated thereby, will not:

         (a) result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

                  (i) its or any Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Subsidiary;

                  (ii)     any law, regulation, order, judgement or decree; or

                  (iii) any material contract, agreement, license, franchise or permit to which the Company or any Subsidiary is bound or is subject or is the beneficiary;

         (b) give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

         (c) result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Subsidiary, or restrict, hinder, impair or limit the ability of the Company or any Subsidiary to carry on the business of the Company or any Subsidiary as and where it is now being carried on or as and where it may be carried on in the future.

4.       ABSENCE OF CHANGES

Since March 31, 1999, and except as has been publicly disclosed in any document filed with the Alberta Securities Commission:

         (a) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course,

         (b) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Company or any Subsidiary has been incurred, and

         (c) there has not been any material adverse change in the financial condition, results of operations or businesses of the Company or any Subsidiary.

5.       BOOKS AND RECORDS

The corporate records and minutes books of the Company and the Subsidiaries have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

6.       LITIGATION, ETC

Except as described or set forth in the Disclosure Schedule attached hereto or in the material referred to therein, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any Subsidiary or affecting any of their properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a material adverse effect on the Company or any Subsidiary or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer, nor is the Company aware of any basis for any such claim, action, proceeding or investigation. Neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a material adverse effect or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Offer.

7.       ENVIRONMENTAL

Except as described or set forth in the Disclosure Schedule attached hereto or in the material referred to therein, neither the Company nor any Subsidiary:

         (a)      is aware of, or has received:

                  (i) any order or directive which relates to environmental matters, and which requires any material work, repairs, construction, or capital expenditures; or

                  (ii) any demand or notice with respect to the material breach of any environmental, health, or safety law applicable to the Company or any Subsidiary, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

         (b) is aware of any material adverse fact relating to the environmental condition of its real property or any environmental assessment or survey of their real property that discloses an environmental condition which materially impairs or would materially impair the value or utility of the business of the Company or its Subsidiaries or which would impose material remediation costs on the Offeror, the Company or its Subsidiaries.

8. INSURANCE. Policies of insurance in force as of the date hereof naming the Company as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of the Company and the Subsidiaries as would be customary in respect of the business carried on by the Company. All such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by the Offer.

9. UNITED STATES ASSETS, SALES AND OWNERSHIP. The Company and its Subsidiaries had no assets in the United States as at December 31, 1998, and had no sales attributable to United States operations or assets in the fiscal year ended December 31, 1998. The Company does not have actual knowledge that the level of ownership by U.S. holders of the Company's Shares equals or exceeds 25% of the total of such outstanding class of securities. The term "U.S. holder" means any person whose address appears on the records of the Company, any voting or other trustee, any depository, any share transfer agent or any person acting in a similar capacity on behalf of the Company, as being located in the United States.

10.      TAX MATTERS.

         (a)      Definitions

                  For purposes of this Agreement, the following definitions shall apply:

                  (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes, provincial income taxes and income tax of a non-Canadian jurisdiction), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, goods and services taxes, customs duties, withholding taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, health tax and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company or any of its material Subsidiaries is required to pay, withhold or collect.

                  (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including all reports with respect to withholding at source or payments to third parties, up until and including the date the Offer is complete.

         (b)      Returns Filed and Taxes Paid

                  All Returns required to be filed by or on behalf of the Company or any material Subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company or any material Subsidiaries with respect to items or periods covered by such Returns which would be material to the Company.

                  The Company has filed on a timely basis all Returns required to be filed from January 1, 1999 to the date hereof. All installments or other payments on account of Taxes that relate to periods for which Returns are not yet due have been paid on a timely basis. The Company is not currently the beneficiary of any extension of time within which to file any Return. The Disclosure Schedule or the materials referred to therein contains a complete and accurate summary of all Canadian federal or provincial income tax assessments that have been issued to the Company covering all past periods up to and including the fiscal years ended on or before the date hereof that remain open for reassessment. The Disclosure Schedule or the materials referred to therein contains a complete and accurate summary of all fiscal periods that remain open for assessment of additional taxes.

                  The Company has withheld, collected and paid to the proper governmental authority all Taxes required to have been withheld, collected and paid in connection with:

                  (i) amounts paid, credited or owing to any employee, independent or dependent contractor, creditor, shareholder, non-resident of Canada or other third party, and

                  (ii) goods and services received from or provided to any person from December 31, 1998 to date.

         (c)      Tax Reserves

                  The Company has paid or provided adequate accruals in its financial statements for the year ended December 31, 1998 for Taxes, including income taxes and related deferred taxes, in conformity with generally accepted accounting principles applicable in Canada.

         (d)      Returns Furnished

                           For all periods ending on and after December 31, 1998, the Offeror has been furnished by the Company true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Company or any material Subsidiary or on behalf of the Company or any material Subsidiary relating to Taxes, and (ii) all pro-forma separate federal and provincial income or franchise tax returns for the Company or any material Subsidiaries.

         (e)      Tax Deficiencies; Audits; Statues of Limitations

                  Except as described or set forth in the Disclosure Schedule attached hereto or in the material referred to therein, no deficiencies exist or have been asserted with respect to the Taxes of the Company or any material Subsidiary. Neither the Company nor any material Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against the Company or any material Subsidiary or any of their respective assets. No waiver or extension of any statue of limitations is in effect with respect to Taxes or Returns of the Company or any material Subsidiary. Except as described or set forth in the Disclosure Schedule attached hereto or in the material referred to therein, the Returns of the Company and any material Subsidiary have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened.

11.      PENSION AND TERMINATION BENEFITS

         Except as described or set forth in the Disclosure Schedule attached hereto or in the material referred to therein, the Company has provided adequate accruals in its financial statements for the year ended December 31, 1998 (or such amounts are fully funded) for all pension or other employee benefit obligations of the Company arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on the Company or any of its Subsidiaries as well as for any other payment required to be made by the Company in connection with the termination of employment or retirement of any employee of the Company or any Subsidiary.

12.      PERMITS

         (a) The Disclosure Schedule or the materials set forth therein sets forth a list of all permits, licenses or other federal, provincial or state governmental authorizations held by the Company or its Subsidiaries (each, a "Company Permit" and, collectively, the "Company Permits"). The Company Permits are the only permits, licenses or federal, provincial or state governmental authorizations that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted, except for those the absence of which will not have a Material Adverse Effect on the Company or the Subsidiaries, or their ability to conduct their respective businesses.

         (b) Except as set forth or described in the Disclosure Schedule or in the materials referred to therein, neither the Company nor the Subsidiaries has received any written warning notice, notice of violation or probable violation, or notice of revocation from or on behalf of any federal, provincial or state governmental authority, alleging:

                  (i) any violation of any Company Permit which violation has not been corrected or otherwise settled as confirmed in writing by the applicable governmental authority, or

                  (ii) that the Company requires any permit other than the Company Permits.

13.      SECURITIES FILINGS

         The Company has filed all forms, reports and documents required to be filed by it with all applicable federal, provincial or state governmental authorities in Canada (collectively, the "Securities Reports"). The Securities Reports, after giving effect to any amendments thereto prior to the date hereof:

         (a) were prepared in all material respects in accordance with the requirements of applicable federal, provincial or state securities legislation and the rules and regulations promulgated thereunder, and

         (b) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is currently required to file any form, report or other document with any federal, provincial or state governmental authority.

14.      FINANCIAL STATEMENTS

         (a) Each of the financial statements (including, in each case, any notes thereto) contained in the Securities Reports was prepared in accordance with generally accepted accounting principles in Canada, applied on a consistent basis ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented in all material respects the financial position, results of operations and changes in stockholders' equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on the Company).

         (b)      Except:

                  (i) to the extent set forth on the audited consolidated balance sheet of the Company as of December 31, 1998, including the notes to the audited financial statements of which such balance sheet is a part and which is included in the Company's Securities Reports for the year ended December 31, 1998 (the "Company Balance Sheet"), or

                  (ii) to the extent set forth in the consolidated balance sheet of the Company as of March 31, 1999, including the notes to the financial statements of which such balance sheet is a part and which is included in the Company's Securities Reports for the three months ended March 31, 1999 (the "Company Interim Balance Sheet"),

                  Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in (X) the ordinary course of business consistent with past practice since December 31, 1998 which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or
                  (Y) connection with the Agreement.

         (c) The Company has heretofore delivered to the Offeror true, complete and correct copies of all amendments and modifications (if any) that have not been filed by the Company with all appropriate federal, provincial or state governmental authorities to all agreements, documents and other instruments currently in effect.

15.      INTELLECTUAL PROPERTY

         The Disclosure Schedule or the materials set forth therein sets forth a list of all patents, copyrights, trademarks, trade names and other intellectual property or similar rights owned by the Company or any of the Subsidiaries, or otherwise used directly in connection with the business of the Company or its Subsidiaries (collectively, the "Intellectual Property"). Except as set forth or described in the Disclosure Schedule or the materials set forth therein, neither the Company nor the Subsidiaries has granted any third party any license to use any of the Intellectual Property. The Disclosure Schedule or the materials set forth therein lists any material contracts under which the Company or any Subsidiary has a license from an unaffiliated person to use the Intellectual Property. The Company has delivered to the Offeror complete copies of all written documents evidencing the Intellectual Property as currently in effect. To the knowledge of the Company:

         (a) no other person has any rights to any such Intellectual Property except pursuant to agreements or licenses specified in the Disclosure Schedule or the materials referred to therein; and

         (b) no other person is infringing, violating or misappropriating any such Intellectual Property.

The Company or the Subsidiaries, as applicable, own or have sufficient right to use all such Intellectual Property used in the operation of their respective businesses as presently conducted. Except as set forth or described in the Disclosure Schedule or the materials referred to therein, (X) neither the Company nor any Subsidiary has agreed to indemnify any person for or against any infringement, misappropriation or other conflict relating to the Intellectual Property and (Y) none of the Intellectual Property is the subject of any claim, action, proceeding or pending investigation.

16.      LABOUR AND EMPLOYMENT MATTERS

         The Disclosure Schedule or the materials referred to therein lists:

         (a) each collective bargaining agreement with a labour union or similar organization covering any employee of the Company or any Subsidiary; and

         (b) each individual written employment or consulting agreement that will remain in effect after the Effective Date between the Company or any Subsidiary and any Company or Subsidiary employee or third party. The Company has delivered or made available to the Offeror complete copies of all such agreements as currently in effect. In addition to the foregoing, the Disclosure Schedule or the materials referred to therein contains:

                  (i) a list identifying each employee of the Company and the Subsidiaries,

                  (ii) a description of the rate and nature of all compensation payable by the Company or any of the Subsidiaries to each of its employees, and

                  (iii) a description of all existing severance, accrued vacation or other leave policies or retiree or other benefits of any current or former director, officer, employee or consultant of the Company.

                  The Company and the Subsidiaries have complied in all respects with all applicable federal, provincial and state laws, rules and regulations affecting or involving employment and employment practices.

17.      REAL PROPERTY; LEASES

         (a) The Disclosure Schedule or the materials set forth therein sets forth a description of any parcels of real property owned by the Company and used in connection with the business of the Company (collectively, the "Real Property"). Except as set forth or described in the Disclosure Schedule or the materials referred to therein, as of the date hereof the Company has good and marketable title to all Real Property, free and clear of all liens, charges and encumbrances and the right, title and interest of the Company and its Subsidiaries to such Real Property is sufficient to enable the Company and its Subsidiaries to continue to conduct railway operations as they are currently conducted by the Company and its Subsidiaries.

         (b) The Disclosure Schedule sets forth a description of the railway lines leased by the Company and used in connection with the business of the Company (collectively, the "Leased Real Property"). True and complete copies of all such leases have been furnished to the Offeror. Except as set forth or described in the Disclosure Schedule or the materials referred to therein, the Company has good title to the leasehold interests in the Leased Real Property free and clear of all liens, charges and encumbrances. Each such lease is in full force and effect, all accrued and payable payments have been paid, the Company has not violated any term of any such lease in any material respect and no event of default under any such lease has occurred.

18.      TANGIBLE PROPERTY; ASSETS

The Disclosure Schedule or the materials referred to therein contains a list of all of the assets and tangible personal property owned or leased by the Company with a book value (before depreciation) of U.S. $50,000 or more (the "Assets"). Except as set forth in the Disclosure Schedule, the Assets constitute all of the assets which are necessary to operate the business of the Company. The equipment, computer software and hardware and other tangible personal property included in the Assets and all other Assets (whether owned or leased) have been well-maintained in accordance with industry standards, are in good condition and repair (subject to normal wear and tear) and are reasonably sufficient and adequate in quantity and quality for the operation of the business of the Company as previously and presently conducted. Except as set forth or described in the Disclosure Schedule or in the materials referred to therein, the Assets are not subject to any lien, charge or encumbrance, and there are no other defects in the Company's title to any of the Assets that would materially interfere with the continued use or operation thereof in the manner heretofore used or operated by the Company in its business.

19.      ACCOUNTS RECEIVABLE

Except as would not have a Material Adverse Effect on the Company, all of the accounts receivable reflected in the Financial Statements or created thereafter:

         (a)      are valid receivables subject to no setoffs or counterclaims;

         (b) are current and collectible in the ordinary course of business; and

         (c) will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Financial Statements, as adjusted for operations and transactions through the date hereof in accordance with the past custom and practice of the Company and its Subsidiaries.

20.      CHANGE IN CONTROL

Except as set forth or described in the Disclosure Schedule or in the materials referred to therein, neither the Company nor any Subsidiary is a party to any contract, agreement or understanding which is currently expected to result in the payment or receipt by the Company or any Subsidiary of U.S. $50,000 or more individually and U.S. $100,000 or more in the aggregate which contains a "change in control", "potential change in control" or similar provision, including any provision which is triggered by the acquisition of 25% or more of the common shares of the Company by a third party. Except as set forth or described in the Disclosure Schedule or in the materials referred to therein, neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated thereby will:

         (a) result in any payment (whether of severance pay or otherwise) becoming due from the Company or any Subsidiary to any person;

         (b) materially increase any benefits becoming due from the Company or any Subsidiary; or

         (c) result in the acceleration of the time of payment or vesting of any such benefits.

21.      RESTRICTIONS ON BUSINESS ACTIVITIES

Except as set out in the change of control provisions referred to in the Disclosure Schedule and the materials referred to therein, there is no material agreement, and to the knowledge of the Company, there is no judgement, injunction, order or decree binding upon the Company or any Subsidiary, or any of their respective assets or properties, that has, or reasonably could be expected to have, the effect of prohibiting or materially impairing any current or future business practice of the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted or as proposed to be conducted by the Company or any Subsidiary.

                                  SCHEDULE "D"


                  REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

1.       ORGANIZATION

         The Offeror has been duly incorporated and organized, and is validly existing, as a corporation under the laws of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

2.       AUTHORITY

         The Offeror has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Offeror and the consummation by the Offeror of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Offeror and no other corporate proceedings on the part of the Offeror are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Offeror and constitutes a valid and binding obligation of the Offeror, enforceable against the Offeror in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity. Except as disclosed in writing to the Company on or prior to the date hereof, the execution and delivery by the Offeror of this Agreement and performance by it of its obligations hereunder and the completion of the Offer and the transactions contemplated thereby, will not result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

         (a) its or any Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding with any party holding an ownership interest in any Subsidiary;

         (b)      any law, regulation, order, judgement or decree; or

         (c) any material contract agreement, license, franchise or permit to which the Offeror or any Subsidiary is bound or is subject or is the beneficiary.

3.       OFFEROR FINANCING

         The Offeror has sufficient funds or financing available to make the Offer on the terms as contemplated hereby and to purchase all outstanding Shares deposited pursuant to the Offer and to pay all related fees and expenses.

                                  SCHEDULE "E"


                                  RAILINK LTD.

                 AMENDED AND RESTATED INDEMNIFICATION AGREEMENT

              THIS AGREEMENT made the 18th day of November, 1998.

BETWEEN:

                  RAILINK LTD., a body corporate having its registered office in the City of Edmonton, Province of Alberta, ("RaiLink")

                                                               OF THE FIRST PART

                                     - and -

                  _____________________, an individual having his principal residence in the City of Edmonton, Province of Alberta, (the "Indemnitee")

                                                              OF THE SECOND PART

         WHEREAS RaiLink was incorporated under the Business Corporations Act (Alberta) on September 22, 1983;

         AND WHEREAS the Indemnitee is a Director and/or Officer of RaiLink or, at the request of RaiLink, a Director and/or Officer of one or more bodies corporate of which RaiLink is or was a shareholder (collectively, the "Subsidiaries", and together with RaiLink, the "Corporations");

         AND WHEREAS the Indemnitee may in the future become a Director and/or Officer of other Corporations;

         AND WHEREAS the board of directors of RaiLink provided by resolution on the 7th day of February, 1997, that RaiLink adopt a policy of indemnifying all Directors and Officers of RaiLink and all Directors and Officers of the Subsidiaries acting as such at the request of RaiLink against all personal liabilities incurred or losses of any kind suffered by any such Director or Officer in connection with any proceedings to which a person is made party by reason of being a Director or Officer of RaiLink or by reason of being a Director or Officer of a Subsidiary at the request of RaiLink;

         AND WHEREAS this Agreement is intended to give full effect to the resolution referred to in the above and to set out in more precise detail the nature and scope of the indemnification.

         NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the nature, receipt and sufficiency of which is acknowledged, the parties hereto covenant and agree as follows:

1.       DEFINITIONS

         As used in this Agreement:

         (a) the terms "Director" and "Directors" mean a person or persons occupying the position of director by whatever name called and "Directors" and "board of directors" includes a single Director;

         (b) the term "Expenses" shall include, without limitation, expenses, costs, and charges of investigations, or of investigating a claim, expenses of judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of the Indemnitee, legal fees and disbursements and any expenses of establishing a right to indemnification under
                  Section 4 of this Agreement, as well as the value of the time of the Indemnitee, spent as a witness or in preparation for an investigation or Proceeding, but shall not include the amount of judgements, fines or penalties against the Indemnitee;

         (c) the term "Officer" means a person or persons appointed to occupy a position designated by the Directors of the Corporations as being an office in their respective Corporations; and

         (d) the term "Proceeding" shall include any threatened, pending or completed action now, or in the future, and any and all claims of every nature and kind whatsoever which may be made against the Indemnitee by any person, firm, corporation, government, or by any governmental department, body, commission, board, bureau, agency or instrumentality including the Crown in any of its capacities arising out of or in any way in connection with the management, operation, activities or existence of any one or more of the Corporations of which the Indemnitee is now, or in the future may become, a Director or Officer, but shall exclude actions by or on behalf of any of the respective Corporations to procure a judgement in its own favor.

2.       EXTENDED MEANINGS

         In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

3.       DISCLAIMER OF LIABILITY

         The Indemnitee shall not be liable for the acts, receipts, neglects or defaults of any other Director or Officer or any employee or for any liability or expense sustained or incurred by the Corporations in the execution of the duties of the Indemnitee's office, provided that nothing herein contained shall relieve the Indemnitee of any liability in contravention of the Business Corporations Act (Alberta) or any other applicable statute.

4.       INDEMNIFICATION

         RaiLink shall indemnify and save harmless the Indemnitee in accordance with the provisions of this Section 4:

         (a) if the Indemnitee is a party to or threatened with being made a party to any Proceeding, against all Expenses, judgements, fines and penalties actually and reasonably incurred by the Indemnitee in connection with the defence or settlement of such Proceeding, but only if:

                  (i) the Indemnitee acted in an official capacity, honestly and in good faith with a view to the best interests of the Corporations of which the Indemnitee is or was a Director or Officer; and,

                  (ii) in the case of a criminal or administrative Proceeding that is enforced by a monetary penalty, the Indemnitee had reasonable grounds for believing that his/her conduct was lawful;

         (b) in respect of a Proceeding by or on behalf of a Corporation to procure a judgement in its favor, to which the Indemnitee is made, directly or indirectly, a party by reason of being or having been a Director of Officer of the Corporation, RaiLink shall make application at its expense for approval of the court to indemnify and save harmless the Indemnitee and the Indemnitee's heirs and legal representatives against all Expenses, judgements, fines and penalties reasonably incurred by the

                  Indemnitee in connection with such Proceeding, provided that the Indemnitee fulfills the conditions set out in Subsections 4(a)(i) and (ii);

         (c) notwithstanding anything to the contrary in this Agreement, RaiLink shall indemnify and save harmless the Indemnitee against all Expenses, judgements, fines and penalties actually and reasonably incurred by the Indemnitee in connection with the defence or settlement of a Proceeding, if the Indemnitee was substantially successful on the merits of the Indemnitee's defence of the Proceeding and the Indemnitee fulfills the conditions set out in Subsections 4(a)(i) and (ii);

         (d) in particular, and without in any way limiting the generality of the foregoing, from and against all liabilities and penalties at any time imposed upon the Indemnitee or any claims at any time made against the Indemnitee:

                  (i) by virtue of the Canada Business Corporations Act, the Business Corporations Act (Alberta), The Workers' Compensation Act (Alberta), the Workers' Compensation Act, R.S.O. 1990, c.W. 11 as amended, the Bankruptcy Act (Canada) and The Income Tax Acts of Canada and Alberta, or any re-enactment or amendment of any such Acts, or

                  (ii) by virtue of any legislation of like tenor with and effect to that referred to in Section 4(d)(i) above, applicable in Canada, and which in any way involve the affairs or business of any one or more of the Corporations of which the Indemnitee is now, or in the future may become, a Director or Officer;

         (e) in the case of a dispute between the Indemnitee and RaiLink as to whether indemnification should be available (including any advances under Section 5), the disinterested and independent members of the board of directors shall determine the question and, if determined adverse to the position of the Indemnitee, shall be finally resolved by arbitration pursuant to the Arbitration Act (Alberta). Further, in the event of a change of control in RaiLink (defined as there being a change in the composition of the majority of members of the board of directors), the question whether indemnification should be available shall be determined exclusively by arbitration; and

         (f) the settlement, conviction, or plea of NOLO CONTENDERE, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporations of which the Indemnitee is a Director or Officer, and, with respect to any criminal proceeding, that the Indemnitee intentionally engaged in unlawful conduct.

5.       ADVANCES

         Expenses incurred by the Indemnitee against which indemnification is provided pursuant to Section 4 shall be paid in advance promptly by RaiLink upon request and reasonable justification and verification. The Indemnitee shall, however, be required to refund any advance where the underlying indemnification is determined not permissible under applicable law.

6.       INDEMNIFICATION PROHIBITED

         Notwithstanding the provisions of Section 4, no indemnification shall be paid in connection with any Proceeding charging improper personal benefit to the Indemnitee, whether or not involving action in an official capacity, in which the Indemnitee was judged liable on the basis that personal benefit was improperly received by the Indemnitee.

7.       INDEMNIFICATION HEREUNDER NOT EXCLUSIVE

         (a) The Indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under the constating documents of any one or more of the Corporations of which the Indemnitee is a Director or Officer, the Bylaws of any one or more of the Corporations of which the Indemnitee is a Director or Officer, any agreement, any vote of shareholders or Directors of any one or more of the Corporations of which the Indemnitee is a Director or Officer, the corporation law applicable in Canada, or otherwise.

         (b) The Indemnification under this Agreement shall continue as to the Indemnitee even though the Indemnitee may have ceased to be a Director or Officer of any one or more of the Corporations and shall inure to the benefit of the heirs and personal representatives of the Indemnitee.

8.       INSURANCE

         Unless otherwise agreed between the parties hereto, RaiLink shall purchase and maintain, or cause to be purchased and maintained, while the Indemnitee remains a Director or Officer of the Corporations and for a period of six (6) years thereafter, directors' and officers' errors and omissions insurance for the benefit of the Indemnitee on terms no less favorable in terms of coverage and amounts, to the extent permitted by law and available on reasonable commercial terms than such insurance maintained in effect by RaiLink on the date hereof, provided that such insurance shall not apply to any liability incurred by the Indemnitee relating to any failure by the lndemnitee to act honestly and in good faith with a view to the best interests of the Corporations.

9.       SAVING CLAUSE

         Nothing in this Agreement is intended to require or shall be construed as requiring any one or more of the Corporations of which the Indemnitee is a Director or Officer to do or fail to do any act in violation of applicable law. The provisions of this Agreement shall be severable in accordance with this
Section 9. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, RaiLink shall nevertheless indemnify the Indemnitee as to Expenses, judgements, fines and penalties with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.

10.      TAXATION
         In the event that any amount payable to the Indemnitee under the terms of this contract (including amounts payable under this Section 10) is required to be included in income subject to taxation under the laws of Canada or any political subdivision of Canada, RaiLink will pay to the Indemnitee the amount of any additional tax payable by the Indemnitee on account of such inclusion. The Indemnitee shall forward to RaiLink a claim for such amount together with proof of the amount so payable. The amount payable by RaiLink to the Indemnitee under the terms of this Section 10 shall be calculated as the amount by which:

         (a) the amount of tax payable to Canada, or any political subdivision thereof, as shown in a tax return required to be filed by the Indemnitee on which the amount payable under this Agreement (including this Section 10) is required to be included in income exceeds

         (b) the amount of tax that would be payable under that return of income of the Indemnitee had the Indemnitee not received any amount under the terms of this Agreement.

11.      NOTICE

         The Indemnitee shall, as a condition precedent to the right to be indemnified under this Agreement, give to the Corporations of which the Indemnitee is a Director or Officer notice in writing as soon as practicable of any claim made against the Indemnitee for which indemnity will or could be sought under this Agreement. Notice to the Corporations shall be directed to them at the following address:

                  RaiLink Ltd.
                  1165 Weber Centre
                  5555 Calgary Trail South
                  Edmonton, Alberta
                  T6H 5P9

(or such other address as the Corporations shall designate in writing to the Indemnitee). In addition, the Indemnitee shall give the Corporations such information and cooperation as they may reasonably require and shall be within the Indemnitee's power.

12.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall constitute an original.

13.      APPLICABLE LAW

         This Agreement shall be construed in accordance with and be governed by the laws of the Province of Alberta. For greater certainty but not so as to restrict the generality of the foregoing, it is expressly agreed that this Agreement is intended to provide indemnification to the fullest extent not prohibited by current law and that may be permitted under law in effect in the future.

14.      SUCCESSORS AND ASSIGNS

         The duties and obligations of RaiLink under this Agreement shall be binding upon, and enforceable by the Indemnitee and the Indemnitee's heirs and legal representatives against, RaiLink and its successors and assigns, including any corporation with which RaiLink is merged or amalgamated. RaiLink covenants and agrees that it shall not, without the consent of the Indemnitee, transfer or dispose of all or substantially all of its assets or undertakings to any entity that does not agree to assume all of the obligations of RaiLink under this Agreement.

15.      LEGAL FEES

In the event that any action is instituted by the Indemnitee under this Agreement to enforce or interpret any of the terms hereof, the Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable legal fees, incurred by the Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that other material assertions made by the Indemnitee as a basis for such action were not made in good faith or were frivolous.

16.      SUBSEQUENT INSTRUMENTS AND ACTS

         The parties hereto agree that they will execute any further instruments and perform any acts that may become necessary from time to time to carry out the terms of this Agreement.

17.      OBLIGATIONS OF RAILINK ABSOLUTE

         The obligations of RaiLink under this Agreement are absolute and unconditional and shall not be released, discharged or reduced, and the rights of the Indemnitee hereunder shall not be prejudiced or impaired by any neglect, delay or forbearance in demanding, requiring or enforcing payment or performance by RaiLink of any of its obligations hereunder or by granting any extensions of time for such performance or by waiving any performance (except as to any particular performance which has been waived), or by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor's proceedings of or against RaiLink or by the winding-up or dissolution of RaiLink or any other event or occurrence which would or might otherwise have the effect at law of terminating the obligations of RaiLink under this Agreement.

18.      COURT APPROVAL

         RaiLink shall use its best efforts to obtain any approval of a court required by law for the indemnification of the Indemnitee and the Indemnitee's heirs and representatives pursuant to the provisions of this Agreement.

19.      EFFECTIVE DATE

         Notwithstanding the date of execution of this Agreement, the terms and provisions hereof shall be effective, binding upon, and enforceable by the parties as of and from the date on which the Indemnitee was first appointed or elected a Director or Officer of a Corporation.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed on the date first above written.



                                         RAILINK LTD.


WITNESS                                  By:
                                            -----------------------------------



---------------------------------
                                         By:
                                            -----------------------------------

                                  EXHIBIT 10.1


                                    10.1 - 1